As filed with the Securities and Exchange Commission on March 14, 1995
                                                 Registration No. 33-53875
         ____________________________________________________________

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                              AMENDMENT NO. 2
                                    TO
                                 FORM S-3
                          REGISTRATION STATEMENT
                                  Under
                         THE SECURITIES ACT OF 1933
                           ______________________

                         CADENCE DESIGN SYSTEMS, INC.
            (Exact name of Registrant as specified in its charter)

     Delaware                                         77-0148231
     (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)              Identification No.)

                             555 River Oaks Parkway
                          San Jose, California  95134
                                (408) 943-1234
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ____________________
                               James Given, Esq.
                               Corporate Counsel
                           Cadence Design Systems, Inc.
                             555 River Oaks Parkway
                           San Jose, California  95134
                                (408) 943-1234
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ____________________
                                Copies to:
                           Edwin N. Lowe, Esq.
                           David W. Healy, Esq.
                        Eileen Duffy Robinett, Esq.
                              Fenwick & West
                       Two Palo Alto Square, Suite 800
                        Palo Alto, California  94306
                           ____________________

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement until the earlier of the sale of all shares registered hereunder or August 31, 1996.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are
to be offered on a delayed or continuous basis pursuant
to Rule 415 under the Securities Act of 1933, other than
securities offered only in connection with dividend or interest
reinvestment plans, check the following box.    x
                                              -----

                      Calculation Of Registration Fee
                                 Proposed     Proposed
                                 Maximum      Maximum
Title of Each Class  Amount      Offering     Aggregate    Amount of
of Securities to     to be       Price per    Offering     Registration
be Registered        Registered  Share        Price        Fee (1)
------------------------------------------------------------------------

Common Stock,
$0.01 par value    1,302,990    $14.6875(3)  $19,137,666(3)   $6,600
per share          shares(2)
------------------------------------------------------------------------
Warrants to
Purchase Common    300,000
Stock              warrants     $26.25(4)    $7,875,000(4)    $2,716

(1) The Company paid a registration fee of $11,903 in connection with its filing of the Registration Statement on May 27, 1994.
(2) Includes 300,000 shares of Common Stock issuable upon the exercise of warrants.
(3) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based on the market price of the Registrant's Common Stock on May 25, 1994.
(4) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, based on the market price of the Registrant's Common Stock on March 8, 1995.

                         ______________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

____________________________________________________________
____________________________________________________________

                        PROSPECTUS
____________________________________________________________
____________________________________________________________


                        1,302,990 Shares
                  300,000 Warrants to Purchase
                  CADENCE DESIGN SYSTEMS, INC.
                         Common Stock
                     ____________________

     All of the shares of Common Stock of Cadence Design Systems, Inc. (the "Company") and warrants to purchase shares of the Company's Common Stock offered hereby are being sold by the Selling Stockholders named herein under "Selling Stockholders." Such shares and warrants are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), during the period of time that the Registration Statement to which this Prospectus relates is kept effective but no later than August 31, 1996. It is anticipated that the Selling Stockholders will offer shares or warrants for sale from time to time at the then-prevailing market price. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. The Company's Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "CDN." On March 13, 1995, the closing price of the Company's Common Stock on the NYSE was $26.00.

     Of the shares of Common Stock offered hereby, 800,000 shares (the "Comdisco Shares") were issued or are issuable by the Company in connection with its acquisition from Comdisco Systems, Inc. ("Comdisco Systems") of certain assets and liabilities (the "Comdisco Systems Business"), 419,340 shares (the "Redwood Shares") were issued by the Company in connection with its acquisition of Redwood Design Automation, Inc. ("Redwood") and 83,650 shares (the "Parsec Shares") were issued by the Company in connection with its acquisition of Parsec Software, Inc. ("Parsec"). All of the 300,000 warrants to purchase the Company's Common Stock offered hereby were issued by the Company in connection with its acquisition of the Comdisco Systems Business (the "Comdisco Warrants").
                      ____________________

      See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Common Stock or warrants offered hereby.

                      ____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               Underwriting                   Proceeds to
                    Price to   Discounts &     Proceeds       Selling
                    Public     Commissions(1)  to Company     Shareholders
--------------------------------------------------------------------------
Per Share      see text above     none         none       see text above
Total          see text above     none         none       see text above

(1) The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

(2) The Company will pay expenses of registration estimated at $94,000.

___________________________________________________________

         The date of this Prospectus is March 14, 1995.

                     AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its regional offices located as follows: 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, Washington, D.C. 20549. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act, with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission in Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission, upon the payment of the fees prescribed by the Commission.

           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Except to the extent modified or superseded by information contained herein, the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended by its Report on Form 10-K/A, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994, all as amended by its Reports on Forms 10-Q/A, the portions of the Company's proxy statement for the annual meeting held on May 17, 1994 that were incorporated by reference into the Company's Form 10-K for the year ended December 31, 1993, the Company's Report on Form 8-K filed on November 14, 1994 with respect to the Company's acquisition of Redwood, as amended by its Report on Form 8-K/A, the Company's Report on Form 8-K filed on November 14, 1994 with respect to its acquisition of all third-party interests in River Oaks Place Associates L.P., the Company's Report on Form 8-K filed on November 29, 1994 with respect to its change in fiscal year and the Company's Form 8-A filed on August 29, 1990, as amended by its Report on Form 8-A/A (Commission File No. 1-10606), as filed with the Commission, are hereby incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to James Given, Corporate Counsel, Cadence Design Systems, Inc., 555 River Oaks Parkway, San Jose, California 95134; telephone number (408) 943-1234.

                   ---------------------

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                       THE COMPANY

     The principal executive offices of the Company are located at 555 River Oaks Parkway, San Jose, California
95134 and its telephone number is (408) 943-1234.

                       RISK FACTORS

     Investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common
Stock offered hereby.

     Fluctuations in Operating Results. The Company's operating expenses are partially based on its expectations of future revenue. The Company's results of operations may be adversely affected if revenue does not materialize in a quarter as expected. Since expense levels are usually committed in advance of revenues and because only a small portion of expenses vary with revenue, the Company's operating results may be impacted significantly by lower revenue. Based on the Company's operating history and factors that may cause fluctuations in the quarterly results, quarter to quarter comparisons should not be relied upon as indicators of future performance. Although the Company's revenues are not generally seasonal in nature, the Company from time to time has experienced decreases in first quarter revenue versus the preceding fourth quarter which is believed to result primarily from the capital purchase cycles of the Company's customers. Due in part to restructuring charges incurred by the Company, the Company experienced net losses in 1990, 1991 and 1993 of $9,348,000, $22,403,000 and $12,779,000, respectively.

     Growth through Acquisitions. Since May 1988, the Company has participated in seven major mergers and acquisitions. These transactions have been motivated by a number of factors, including the desire to obtain new technologies, the desire to expand and enhance the Company's product lines and the desire to attract key personnel. Growth through acquisition has several identifiable risks, including risks related to integration of the previously distinct businesses into a single unit, the substantial management time devoted to such activities, undisclosed liabilities, the failure of anticipated benefits, such as cost savings and synergies, to materialize and product transition issues. The Company believes that such risks contributed to the Company's losses during 1990, 1991 and 1993.

     Key Personnel. The Company is dependent upon the efforts and abilities of its senior management, its research and development staff and a number of other key management, sales, support and technical personnel. The success of the Company will depend to a large extent upon its ability to retain and continue to attract qualified technical and other employees. Competition for qualified personnel in the software industry is intense, and the loss of key employees could have a material adverse effect on the Company's business, operating results and financial condition, particularly if key personnel are subsequently employed by a competitor. The Company carries key man life insurance in the amount of $5 million with respect to its President and Chief Executive Officer, Joseph B. Costello.

     Technological Change and Development of New Products and Services. Because of rapid technological changes in the electronic design automation ("EDA") industry, the Company's future revenues will depend on its ability to develop or acquire new products and enhance its existing products on a timely basis to accommodate the latest technological advances in computer software and hardware. The Company's products are designed for a narrow technology and are dedicated to the design and manufacturing processes, procedures, techniques and methods currently in use by integrated circuit manufacturers. The EDA software tools currently licensed by the Company are usable primarily in connection with current manufacturing processes. Changes in manufacturing technology or processes could render one or more of the Company's software tools obsolete. The Company's EDA software tools currently have an estimated life cycle of between two and seven years. There can be no assurance that the Company will be able to avoid obsolescence of its products or that any new or enhanced products it develops or markets will be competitive or achieve market acceptance. Moreover, any significant delays in product development could result in a loss of competitiveness of the Company's products and loss of revenues.

     The Company has recently increased its focus on offering professional services to its customers. To the extent that the Company is not able to recruit, train and retain a skilled consulting force that is able to provide services that satisfy customers' expectations, the Company's business and operating results could be adversely affected.

     Competition. The Company faces intense competition in the EDA product market, which continues to be characterized by aggressive pricing practices and new market entrants.
The Company competes with other companies that sell competing products and with internal EDA software development groups of potential customers. Some of the Company's competitors may have substantially greater financial, marketing and technological resources than the Company. There can be no assurance that the Company will be able to compete successfully.

     Because the EDA industry is labor intensive rather than capital intensive, the number of potential competitors to the Company is significant. A potential competitor who possesses the necessary knowledge of electronic circuit and systems design, production and operation could develop EDA tools using a moderately priced computer workstation and bring such tools to market quickly. If such an EDA software tool were to surpass the technology of a tool of the Company, the attention of customers might rapidly shift to the new tool, resulting in a precipitous decline in the sales of the Company's comparable product.

     The Company has in the past discounted EDA product prices where deemed necessary for competitive reasons or in connection with volume purchase agreements with major customers. In the past, discounts of up to 60% of the list prices of the EDA products have been given. Although the Company is striving to reduce discounts, it anticipates that it may be required to discount EDA product prices under similar circumstances in the future.

     Intellectual Property Rights. The Company relies principally upon trade secrets and copyright laws to protect its intellectual property rights. In general, the Company seeks to preserve its trade secrets by licensing (rather than selling) its products, by using nondisclosure agreements, by limiting access to confidential information and through other security measures. Despite these precautions, it may be possible for third parties to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. The Company has relatively few patents, and existing copyright laws afford only limited protection. There has been an increase in the number of patents issued in the United States relating to EDA software and, accordingly, the risk of patent infringement in the industry can be expected to increase. In addition, the proprietary rights and laws of certain countries do not protect the Company's products and intellectual property rights to the same extent as do the laws of the United States.

     International Revenues. A large percentage of the total revenues of the Company has been derived from international sources, principally in Japan and Europe. International sales have constituted approximately one-half of the Company's total revenues for the years ended December 31, 1991, 1992 and 1993, and it is anticipated that international revenues will continue to constitute a significant portion of total revenues for the Company. International revenues are subject to certain increased risks normally associated with international operations, including, among others, adoption and expansion of government trade restrictions, currency conversion risks, limitations on repatriation of earnings and reduced protection of intellectual property rights. In 1993 and to a lesser extent in 1994, the Company generated reduced levels of sales from Japan. Although the Company has taken certain steps to address the impact on its revenues of the weak Japanese economy, such as reorganizing its direct sales force in Japan, changing certain of its distribution relationships and introducing new systems products to address customer design needs, there can be no assurance that these steps will strengthen the Company's revenue volume in Japan. Due to the January 1995 earthquake and continuing weak business conditions in Japan, the Company could continue to experience a reduced level of activity from this important market. A continued low level or further reduction of orders from Japan could have a material adverse impact on the Company's operating results. Many of the products offered by the Company are subject to restrictions on export under the regulations of the United States Department of Commerce and Department of State, and changes in United States export policy, as well as changes in the import restrictions of foreign countries, could have an adverse effect on the Company's business.

     Volatility of Stock Prices. The market price of the Company's Common Stock has been and may continue to be volatile. This volatility may result from a number of factors, including fluctuations in the Company's quarterly revenues and net income, announcements of technical innovations or new commercial products by the Company or its competitors, and market conditions in the EDA, semiconductor, telecommunications, computer hardware and computer software industries. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market prices of securities, particularly those of technology companies, and which have often been unrelated to the operating performance of the companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Company's Common Stock.

                     SELLING STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 10, 1995 by each Selling Stockholder named below. All of the Selling Stockholders except for Comdisco Systems and James Cherry (the "Redwood Selling Stockholders") acquired the shares of Common Stock offered hereby in connection with the Company's acquisition of Redwood, in which the Redwood Selling Stockholders exchanged their Redwood securities for Common Stock of the Company. Comdisco Systems acquired the Comdisco Shares in connection with the Company's acquisition of the Comdisco Systems Business. The Company is also a party to certain agreements with Comdisco, Inc. pursuant to which the Company leases certain equipment and subleases certain real estate. James Cherry acquired the Parsec Shares in connection with the Company's acquisition of Parsec, in which James Cherry exchanged his Parsec securities for Common Stock of the Company. The following table assumes each Selling Stockholder sells all shares held by it in this offering. Except as described above or noted in the footnotes to the following table, no Selling Stockholder has had any material position, office or other relationship with the Company within the past three years. The Company is unable to determine the exact number of shares, if any, that will actually be sold pursuant to this prospectus.



                       Shares Beneficially               Shares Beneficially
                       Owned Prior to Offering           Owned After Offering
                       -----------------------           --------------------
                                               Shares Being
Name                    Number (1)    Percent    Offered   Number  Percent
----                    ----------    -------  ----------- ------  -------
Comdisco Systems, Inc.  800,000(2)     2/1%      800,000    --       --
Allan E. Alcorn           1,989         *          1,989    --       --
John G. Balletto          6,166         *          6,166    --       --
James V. Barnett II         497         *            497    --       --
Bonnie Barnett              497         *            497    --       --
James Cherry(3)          83,650         *         83,650    --       --
Marshall G. Cox           1,193         *          1,193    --       --
James Downey                994         *            994    --       --
Jean-Luc Grand-Clement      596         *            596    --       --
Henri Jarrat              1,193         *          1,193    --       --
Mayfield Associates       2,984         *          2,984    --       --
Mayfield VI              71,616         *         71,616    --       --
John A. McLaren           1,591         *          1,591    --       --
Merrill, Pickard,
  Anderson & Eyre        74,083         *         74,083    --       --
Mohr,Davidow Ventures II 74,600         *         74,600    --       --
MPAE V Affiliates Fund,
  L.P.                    1,511         *          1,511    --       --
Nippon Enterprises
Development Corp.        11,936         *         11,936    --       --
Renascent, Inc.             795         *            795    --       --
Saratoga Boys' Club 50    1,989         *          1,989    --       --
Second Ventures, L.P.     2,387         *          2,387    --       --
Sequoia Capital V        67,140         *         67,140    --       --
Sequoia Technology
  Partners V              4,476         *          4,476    --       --
Sequoia XXI               2,984         *          2,984    --       --
Marshall Smith              198         *            198    --       --
Larry W. Sonsini             99         *             99    --       --
Stanford University(4)    2,984         *          2,984    --       --
Richard D.Stubblefield, Jr. 397         *            397    --       --
U.S. Venture Partners
  III(5)                 76,391         *         76,391    --       --
U.S.V. Entrepreneur
  Partners(5)               795         *            795    --       --
Robert M. Walker III      1,591         *          1,591    --       --
Gunnar A. Wetlesen        1,989         *          1,989    --       --
L. Curtis Widdoes, Jr.    1,989         *          1,989    --       --
WS Investment Company 90B   895         *            895    --       --
Tak Yamamoto                795         *            795    --       --

___________________

*    Less than 1%.

(1) Approximately 15% of the shares of the Company's Common Stock beneficially owned by each Redwood Selling Stockholder are held in escrow to be available to compensate the Company for any claim, loss, expense, liability or other damage realized by the Company by reason of the breach by Redwood of any representation, warranty, covenant or agreement of Redwood contained in the Agreement of Merger and Plan of Reorganization dated as of July 8, 1994 to which the Company and Redwood are parties (the "Reorganization Agreement"). Subject to the resolution of unsatisfied claims of the Company, the escrow fund will terminate on August 31, 1995.

(2) Includes the Comdisco Warrants to purchase up to 300,000 shares of Common Stock, which are immediately exercisable at $14.50 per share, subject to certain restrictions. Comdisco Systems may sell the Comdisco Warrants pursuant to this prospectus subject to the limitations in the Agreement For Sale and Purchase of Assets among the Company, Comdisco Systems and its parent corporation, Comdisco, Inc. (the "Comdisco Agreement"), as supplemented by the letter agreement between Comdisco Systems and the Company dated as of February 15, 1995 (the "Repurchase Agreement"), which are generally described under "Plan of Distribution."

(3) In connection with the Company's acquisition of Parsec, James Cherry was hired by the Company as a Project Architect pursuant to an Employment Agreement dated as of December 29, 1994.

(4) Dr. John B. Shoven, a director of the Company, has served as Dean of Humanities and Sciences at Stanford
University since September 1993 and served as Professor of Economics at Stanford University from 1979 to August 1993.
He has also served as Director for the Center for Economic
Policy Research at Stanford University since 1988.

(5) Mr. Lucio Lanza, a consultant to the Company, is a venture partner of U.S. Venture Partners III.


                     PLAN OF DISTRIBUTION

Comdisco Systems

     In connection with the Company's acquisition of the Comdisco Systems Business, Comdisco Systems and its parent corporation, Comdisco, Inc., entered into the Comdisco Agreement with the Company pursuant to which Comdisco Systems was granted certain registration rights with respect to the Comdisco Shares. On February 15, 1995, the Company repurchased some of the warrants that had been issued to Comdisco Systems in connection with the Company's acquisition of the Comdisco Systems Business. In connection with such repurchase, the Company entered into the Comdisco Repurchase Agreement, pursuant to which it granted Comdisco certain registration rights with respect to the remaining 300,000 Comdisco Warrants. The Registration Statement of which this prospectus forms a part has been filed pursuant to the Comdisco Agreement, as supplemented by the Comdisco Repurchase Agreement. In the Comdisco Agreement, as supplemented by the Comdisco Repurchase Agreement, Comdisco Systems agreed to sell any of the Comdisco Shares and Comdisco Warrants offered by them pursuant to this prospectus in accordance with the manner of sale provisions set forth in Rule 144(f) promulgated under the Securities Act or otherwise in customary brokerage transactions on the NYSE and involving the payment by Comdisco Systems of customary brokers' commissions in connection with such sales. No assurance can be given that Comdisco Systems will sell any of the Comdisco Shares or Comdisco Warrants or that Comdisco Systems will not sell such Comdisco Shares or Comdisco Warrants in private transactions, pursuant to Rule 144 promulgated under the Securities Act or pursuant to other transactions that are exempt from the registration requirements of the Securities Act.

     Rule 144(f) permits sales in "brokers' transactions" (described below) or to market makers, and provides that the person selling the shares may not (1) solicit or arrange for the solicitation of orders to buy the shares in anticipation of or in connection with such transaction, or (2) make any payment in connection with the offer or sale of the shares to any person other than the broker who executes the order to sell the securities. In general, "brokers' transactions" are ones in which the broker merely executes the sell order, receives no more than the customary commissions and does not solicit orders to buy the shares.

     To the best of the Company's knowledge, Comdisco
Systems has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered by it hereby. The
Company does not know the identity of the brokers or market makers which will participate in the offering.

     Pursuant to the Comdisco Agreement, as supplemented by the Comdisco Repurchase Agreement, Comdisco Systems may not sell the Comdisco Shares or Comdisco Warrants pursuant to this prospectus without first submitting a written request to the Company (the "Takedown Request") to sell at least 50,000 of the Comdisco Shares or Comdisco Warrants (or, if less, any remaining shares or warrants held by Comdisco Systems and registered hereunder). The Company must notify Comdisco Systems promptly following the receipt of the Takedown Request whether it believes this prospectus should be supplemented or amended prior to use in connection with such sale of stock or warrants in which case the Company is obligated to use all reasonable efforts to effectuate such update as soon as possible. Once the prospectus is available for use, Comdisco Systems will have 15 business days following notice of its availability within which to sell the shares specified in its Takedown Request. Comdisco Systems may not offer or sell any Comdisco Shares or Comdisco Warrants hereunder pursuant to a Takedown Request during the period commencing with the 20th day before the end of a fiscal quarter and ending with the earlier of the 20th day of the following month or the second trading day following the public announcement of the Company's earnings for the fiscal quarter in which the period commenced. Under certain circumstances, the Company is permitted to postpone for a period of time the filing of an update to this Prospectus, which would thereby delay the sale of Comdisco Shares or Comdisco Warrants hereunder by Comdisco Systems. During the period commencing June 11, 1995 and ending June 30, 1996, Comdisco Systems may not make a Takedown Request or sell Comdisco Shares or Comdisco Warrants hereunder if Comdisco Systems has not sold the full amount of shares or warrants that it is then permitted to sell under the volume limitations of Rule 144(e), unless the number of Comdisco Shares to be sold is in excess of the number of shares Comdisco Systems is then permitted to sell under Rule 144(e). Under the Comdisco Agreement, as supplemented by the Comdisco Repurchase Agreement, Comdisco Systems is entitled to sell the Comdisco Shares or Comdisco Warrants pursuant to this prospectus during the period beginning on the effective date of the Registration Statement of which this prospectus is a part and ending on June 30, 1996.


Redwood

     In connection with the Company's acquisition of Redwood, the Company and Redwood entered into the Reorganization Agreement, which provides that the shares of the Company's Common Stock issued in connection with the Company's acquisition of Redwood may not be sold during the first year after such acquisition. In addition, the Company, Redwood and the Redwood Selling Stockholders entered into a Registration Rights Agreement in connection with the Redwood Merger (the "Redwood Registration Agreement") which contemplates the registration of the Redwood Shares for sale by the Redwood Selling Stockholders during the period beginning August 31, 1995 and ending August 31, 1996. The Registration Statement of which this prospectus forms a part has been filed pursuant to the Redwood Registration Agreement. In the Redwood Registration Agreement, the Redwood Selling Stockholders agreed to sell any of the shares offered by them pursuant to this prospectus in accordance with the manner of sale provisions set forth in Rule 144(f) promulgated under the Securities Act (described above) or otherwise in customary brokerage transactions on the NYSE or other public market on which the Company's shares of Common Stock are traded. No assurance can be given that the Redwood Selling Stockholders will sell any of the shares that are subject to this prospectus or that the Redwood Selling Stockholders will not sell such shares in private transactions, pursuant to Rule 144 promulgated under the Securities Act or pursuant to other transactions that are exempt from the registration requirements of the Securities Act.

     To the best of the Company's knowledge, the Redwood
Selling Stockholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered by them hereby. The Company does not know the identity of the brokers or market makers which will participate in the Offering.

     Beginning August 31, 1995, the Redwood Selling Stockholders will be permitted to sell their Redwood Shares pursuant to this prospectus during any of four 20-day selling windows that will be designated by Irwin Federman as representative of the Redwood Selling Stockholders or his successor representative (the "Representative"). One 20-day selling window is permitted each quarter from August 31, 1995 until the earlier of August 31, 1996 or the date on which all Redwood Shares have been sold or may be sold under Rule 144. It is contemplated that the Redwood Selling Stockholders will be notified by the Representative prior to the beginning of each selling window, and such Redwood Selling Stockholders will be requested to indicate how many of their Redwood Shares they reasonably expect to sell during that window. The Representative will then notify the Company as to when the Representative wishes the selling window to commence (which must be at least five business days after such notice) and the number of Redwood Shares reasonably expected to be sold during the selling window. Subject to limited rights to defer the commencement of the selling window and rights to repurchase the Redwood Shares as described below, the Company must acknowledge the Representative's notice by confirming that the Redwood Selling Stockholders may sell their Redwood Shares during the selling window. In such case, the Company must then promptly prepare and file with the Commission any necessary supplement or amendment to the prospectus prior to its use and must notify the Representative when the prospectus is available for use. The Company will be permitted to defer the commencement of the selling window for certain periods of time and under certain circumstances. Within five business days after receipt of the Representative's notice and prior to the commencement of the selling window, the Company will have the right to repurchase the Redwood Shares covered by the notice at a repurchase price equal to the average closing price of the Company's Common Stock during the five business days preceding the notice. If this right is not exercised, then, once the selling window commences, the Redwood Selling Stockholders will be entitled to sell over the NYSE (or any other public market in which the Company's Common Stock is then traded), in customary brokerage transactions, any or all their Redwood Shares that were included in the notice.

Parsec

     In connection with the Company's acquisition of Parsec, the Company and James Cherry entered into a Registration Rights Agreement (the "Parsec Registration Agreement") which contemplates the registration of the Parsec Shares for sale by Mr. Cherry during the period beginning April 30, 1995 and ending August 31, 1996. The Registration Statement of which this prospectus forms a part has been filed pursuant to the Parsec Registration Agreement. Pursuant to the Parsec Registration Agreement, Mr. Cherry agreed to sell any of the shares offered by him pursuant to this prospectus in accordance with the manner of sale provisions set forth in Rule 144(f) promulgated under the Securities Act (described above) or otherwise in customary brokerage transactions on the NYSE or other public market on which the Company's shares of Common Stock are traded. No assurance can be given that Mr. Cherry will not sell such shares in private transactions, pursuant to Rule 144 promulgated under the Securities Act or pursuant to other transactions that are exempt from the registration requirements of the Securities Act.

     To the best of the Company's knowledge, Mr. Cherry has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered by him hereby. The Company does not know the identity of the brokers or market makers which will participate in the Offering.

     Beginning after April 30, 1995, Mr. Cherry will be permitted to sell his Parsec Shares pursuant to this prospectus when either the Redwood Selling Stockholders are authorized to sell under the Redwood Registration Agreement or Comdisco Systems is authorized to sell under the Comdisco Agreement. The conditions under which the Redwood Selling Stockholders and Comdisco Systems are authorized to sell under such agreements are set forth above. In the event that the Company receives a notice from the Representative under the Redwood Registration Agreement or a Takedown Request from Comdisco Systems, the Company is obligated to give Mr. Cherry written notice of such notice or Takedown Request within two business days of the Company's receipt of such notice or Takedown Request. Mr. Cherry shall have the right to participate in the sale of shares contemplated by such notice or Takedown Request if he gives the Company written notice of his desire to participate and specifies the number of shares to be sold within five business days of his receipt of such notice or Takedown Request. With the exceptions set forth in this paragraph, Mr. Cherry's registration rights are otherwise subject to the same restrictions and limitations imposed upon the Redwood Selling Stockholders, as described above.

                     DESCRIPTION OF WARRANTS

     The Comdisco Warrants held by Comdisco Systems entitle Comdisco Systems, and its authorized assignees, to purchase 300,000 shares of the Company's Common Stock at an exercise price of $14.50 per share, which may be paid in cash, by check or by net exercise. The Comdisco Warrants must be exercised in increments of at least 50,000 shares and expire on June 10, 2003. The Comdisco Warrants contain provisions for the adjustment of the exercise price and the number of shares subject to the warrants upon the occurrence of certain events, including stock splits, stock dividends, reorganizations, reclassifications and mergers. The Comdisco Warrants may be assigned only in whole but not in part prior to June 10, 1996 and thereafter may be assigned in whole or in part, provided that no partial assignment may be made of the right to purchase fewer than 100,000 shares of Common Stock. Any transferee of the Comdisco Warrants must agree to the terms and conditions of such warrants.

                          LEGAL MATTERS

     The validity of the issuance of the shares of Common
Stock offered hereby will be passed upon for the Company by Fenwick & West, Two Palo Alto Square, Suite 800, Palo Alto,
California  94306.

                             EXPERTS

     The consolidated financial statements of Cadence Design Systems, Inc. as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 and the related financial statement schedules incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon authenticity of said firm as experts in giving said reports. Arthur Andersen LLP did not audit the consolidated financial statements of Valid Logic Systems Incorporated, a company acquired by Cadence during 1991 in a transaction accounted for as a pooling of interests. Such statements are included in the consolidated financial statements of Cadence and reflect total revenues of 40% of the consolidated total for the year ended December 31, 1991. The consolidated financial statements and related financial statement schedules of Valid Logic Systems Incorporated and subsidiaries for the year ended December 31, 1991 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The opinion of Arthur Andersen LLP, insofar as it relates to amounts included for Valid Logic Systems Incorporated, is based solely upon the reports of Deloitte & Touche LLP.

                   CADENCE DESIGN SYSTEMS, INC.




                        1,302,990 Shares of
                           Common Stock


                   300,000 Warrants to Purchase
                            Common Stock



                       ___________________
                          PROSPECTUS
                       ___________________

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

     The estimated expenses to be paid by the Registrant in connection with this offering are as follows:


Securities and Exchange Commission registration fee    $11,903
Accounting fees and expenses                            50,000
Legal fees and expenses                                 30,000
Miscellaneous                                            2,097
                                                        ------
                                               Total  $ 94,000


ITEM 15.  Indemnification of Directors and Officers.

     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. The Registrant also maintains a limited amount of director and officer insurance. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors, officers and employees, and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant is required to advance expenses, as incurred, to such directors, officers and employees in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers and employees; (iv) the Registrant is required to maintain director and officer liability insurance to the extent reasonably available; and
(v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.

     The Registrant's policy is to enter into indemnity agreements with each of its executive officers and directors that provide the maximum indemnity allowed to officers and directors by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, the indemnity agreements provide that officers and directors will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. No indemnity will be provided, however, to any director or officer on account of conduct that is adjudicated to be knowingly fraudulent, deliberately dishonest or willful misconduct. The indemnity agreements also provide that no indemnification will be available if a final court adjudication determines that such indemnification is not lawful, or in respect of any accounting of profits made from the purchase or sale of securities of the Registrant in violation of Section 16(b) of the Exchange Act.

     The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its officers or directors, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act.


     ITEM 16.  Exhibits.

     The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number                                  Exhibit Title

4.01 --           Specimen Certificate for shares of Common
                  Stock, $0.01 par value, of the Registrant
                  (incorporated by reference to Exhibit 4.01 to the Registrant's Form S-4 Registration Statement (No. 33-43400) originally filed on October 7, 1991 (the "1991 Form S-4")).

4.02 -- (a) The Registrant's Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on April 8, 1987 (incorporated by reference to Exhibit 3.01 to Registrant's Form S-1
                  Registration Statement (No. 33-13845) originally filed on April 29, 1987 (the "1987 Form S-1")).

                 (b) The Registrant's Certificate of Retirement of Stock as filed with the Secretary of State of the State of Delaware on September 28, 1987 (incorporated by reference to Exhibit 3.01(b) to Registrant's Form S-4 Registration Statement (No. 33-20724) originally filed on February 25, 1988).

                (c) The Registrant's Certificate of Ownership and Merger as filed with the Secretary of State of the State of Delaware on June 1, 1988 (incorporated by reference to
                Exhibit 3.02(c) to the Registrant's Form S-1
                Registration Statement (No. 33-23107) originally filed on July 18, 1988 (the "1988 Form S-1")).

               (d)  The Registrant's Certificate of Designations of
               Series A Junior Participating Preferred Stock as filed with the Secretary of State of the State of Delaware on June 8, 1989 (incorporated by reference to Exhibit 3A to the Registrant's Form 8-K originally filed on June 12, 1989).

               (e)  The Registrant's Certificate of Amendment of
               Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on July 26, 1991 (incorporated by reference to Exhibit 3.01(e) to the 1991 Form S-4).

               (f) The Registrant's Certificate of Designation of Series A Convertible Preferred Stock as filed with the Secretary of State of the State of Delaware on December 30, 1991 (incorporated by reference to Exhibit 3.01(f) from the Registrant's Form 10-K for the fiscal year ended December 31, 1991).

4.03 --        The Registrant's Bylaws, as currently in effect
               (incorporated by reference to Exhibit 3.02 to the 1987 Form S-1).


+4.04-- Section 7 of the Agreement For Purchase and Sale of Assets between the Registrant, Comdisco, Inc. and Comdisco Systems, Inc.

+4.05-- Registration Rights Agreement among the Registrant, Redwood Design Automation, Inc. and the shareholders of Redwood Design Automation, Inc.

4.06 -- Registration Rights Agreement between the Registrant and James Cherry dated as of December 29, 1994.

4.07 -- Letter Agreement between the Registrant and Comdisco Systems, Inc. dated as of February 15, 1995.

4.08 -- Form of Warrant to Purchase Registrant's Common Stock issued to Comdisco Systems, Inc.

5.01 -- Opinion of Fenwick & West regarding the legality of the securities being issued.

23.01--        Consent of Arthur Andersen LLP.

23.02--        Consent of Deloitte & Touche LLP.

23.03--        Consent of Fenwick & West (included in Exhibit 5.01).

+24.01-- Power of Attorney for Messrs. Costello, Bingham, Porter, Lane, Liu, Lucas, Sangiovanni-Vincentelli, Scalise, Shoven and Solomon and Ms. Bartz.

______________

+  Previously filed.


ITEM 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities
Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 13th day of March, 1995.

                           CADENCE DESIGN SYSTEMS, INC.


                            By:           *
                            Joseph B. Costello, President and
                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                            Title                          Date
----                           ------                          ----
Principal Executive Officer:


     *                  President, Chief Executive        March 13, 1995
Joseph B. Costello      Officer and Director


Principal Financial Officer:


     *                 Executive Vice President Finance   March 13, 1995
H. Raymond Bingham         and Administration, Chief
                           Financial Officer and Secretary

Principal Accounting Officer:


     *                 Vice President, Corporate Controller March 13, 1995
William Porter          and Assistant Secretary

Additional Directors:


     *                     Director                        March 13, 1995
Carol Bartz


                           Director                        March 13, 1995
Henry E. Johnston


     *                     Director                        March 13, 1995
Raymond J. Lane


     *                     Director                        March 13, 1995
Dr. Leonard Y.W. Liu


     *                     Director                        March 13, 1995
Donald L. Lucas


     *                     Director                        March 13, 1995
Dr. Alberto Sangiovanni-Vincentelli


     *                     Director                        March 13, 1995
George M. Scalise


     *                     Director                        March 13, 1995
Dr. John B. Shoven


     *                     Director                        March 13, 1995
James E. Solomon





*By:/s/James Given
     James Given
     Attorney-in-Fact

                             EXHIBIT INDEX

Exhibit
Number                  Exhibit Title

4.01 -- Specimen Certificate for shares of Common Stock, $0.01 par value, of the Registrant (incorporated by reference to Exhibit 4.01 to the Registrant's Form S-4 Registration Statement (No. 33-43400) originally filed on October 7, 1991 (the "1991 Form S-4")).


4.02 -- (a) The Registrant's Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on April 8, 1987 (incorporated by reference to Exhibit 3.01 to Registrant's Form S-1 Registration Statement (No. 33-13845) originally filed on April 29, 1987 (the "1987 Form S-1")).

           (b) The Registrant's Certificate of Retirement of Stock as filed with the Secretary of State of the State of Delaware on September 28, 1987 (incorporated by reference to Exhibit 3.01(b) to Registrant's Form S-4 Registration Statement (No. 33-20724) originally filed on February 25, 1988).

           (c) The Registrant's Certificate of Ownership and Merger as filed with the Secretary of State of the State of Delaware on June 1, 1988 (incorporated by reference to Exhibit 3.02(c) to the Registrant's Form S-1 Registration Statement (No. 33-23107) originally filed on July 18, 1988 (the "1988 Form S-1")).

           (d) The Registrant's Certificate of Designation of Series A Junior Participating Preferred Stock as filed with the Secretary of State of the State of Delaware on June 8, 1989 (incorporated by reference to Exhibit 3A to the Registrant's Form 8-K originally filed on June 12, 1989).

           (e)  The Registrant's Certificate of Amendment of
           Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on July 26, 1991
           (incorporated by reference to Exhibit 3.01(e) to the 1991
           Form S-4).

           (f) The Registrant's Certificate of Designation of Series A Convertible Preferred Stock as filed with the Secretary of State of the State of Delaware on December 30, 1991 (incorporated by reference to Exhibit 3.01(f) from the Registrant's Form 10-K for the fiscal year ended December 31, 1991).

4.03 --    The Registrant's Bylaws, as currently in effect
           (incorporated by reference to Exhibit 3.02 to the 1987 Form
           S-1).


+4.04 -- Section 7 of the Agreement For Purchase and Sale of Assets between the Registrant, Comdisco, Inc. and Comdisco Systems, Inc.

+4.05 -- Registration Rights Agreement among the Registrant, Redwood Design Automation, Inc. and the shareholders of Redwood Design Automation, Inc.

4.06  --   Registration Rights Agreement between the Registrant and
           James Cherry dated as of December 29, 1994.

4.07  --   Letter Agreement between Registrant and Comdisco Systems,
           Inc. dated as of February 15, 1995.

4.08  --   Form of Warrant to Purchase Registrant's Common Stock issued to Comdisco Systems, Inc.

5.01  --   Opinion of Fenwick & West regarding the legality of the
           securities being issued.

23.01  --  Consent of Arthur Andersen LLP.

23.01  --  Consent of Deloitte & Touche LLP.

23.03  --  Consent of Fenwick & West (included in Exhibit 5.01).

+24.01 --  Power of Attorney for Messrs. Costello, Bingham, Porter,
           Lane, Liu, Lucas, Sangiovanni-Vincentelli, Scalise,
           Shoven and Solomon and Ms.Bartz.

___________________

+  Previously filed.

                             EXHIBIT 4.06

                Registration Rights Agreement between the
          Registrant and James Cherry dated as of December 29, 1994

                      REGISTRATION RIGHTS AGREEMENT

     This Registration Rights Agreement (the "Agreement") is made and entered into as of December 29, 1994, by and between Cadence Design Systems, Inc., a Delaware corporation
("Cadence"), and James Cherry ("Cherry"), who will receive shares of Cadence common stock (the "Common Stock") in the Merger, as defined below.

     WHEREAS, Parsec Software, Inc. ("Parsec") will be merged with and into Redwood Design Automation, Inc. ("Redwood"), a wholly-owned subsidiary of Cadence, pursuant to the terms of an Agreement of Merger, dated the date hereof, among Cadence, Redwood and Parsec and the related Agreement and Plan of Reorganization, dated December 12, 1994 (the "Reorganization Agreement"), among those parties (the "Merger"). In the Merger, Cherry, the sole shareholder of Parsec, will exchange all of his shares of Parsec common stock for shares of Common Stock (the "Merger Shares").

     WHEREAS, pursuant to Section 1.7 of the Reorganization Agreement, Cadence is obligated to register the Merger Shares pursuant to a S-3 Shelf Registration Statement (the "S-3") which it has filed to meet its obligations to register shares of Common Stock held by (a) Comdisco Systems, Inc. ("Comdisco Systems"), pursuant to Section 7 of the Agreement for Purchase and Sale of Assets among Comdisco, Inc., Comdisco and Cadence (the "Comdisco Registration Agreement"), and (b) shareholders of Redwood (the "Redwood Shareholders"), pursuant to a Registration Rights Agreement, dated as of August 31, 1994, between the Redwood Shareholders and Cadence (the "Redwood Registration Agreement"). Cadence and Cherry intend that Cherry's registration rights with respect to the Merger Shares be governed by an agreement in substantially the form of the Redwood Registration Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties agree as follows:

1.   Incorporation of Provisions of Redwood Registration
Agreement.  The provisions of the Redwood Registration
Agreement, a copy of which is attached hereto as Exhibit
"A", are hereby incorporated herein, in its entirety, by this reference; provided, however, such Agreement, as so incorporated, is hereby modified as follows:

     (a) Cherry, rather than the Redwood Shareholders, shall be the "Holder" and "Holders";

     (b) "Merger Shares" shall be the Merger Shares defined above;

     (c)  "Representative" shall be Cherry.

2.   Limitations and Modifications of Registration Rights.

     (a) Notwithstanding any implication to the contrary herein, Cherry shall have no right to sell under the S-3 except when (1) the Redwood Shareholders are authorized to sell under the Redwood Registration Agreement or (2) after April 30, 1995, Comdisco Systems is authorized to sell under the Comdisco Registration Agreement.

     (b) In the event Cadence receives a Notice from the Representative under the Redwood Registration Agreement or a Takedown Request from Comdisco Systems, or its assignee, Cadence shall give Cherry written notice thereof (accompanied by a copy of such Notice or Takedown Request, as the case may be (a "Registration Request")) within two Business Days of its receipt of such Registration Request. The Holder shall have the right to participate in the registration and sale contemplated by such Registration Request if it gives Cadence written notice of its desire to so participate, specifying the number of Registrable Securities to be included in such registration and sale, within five Business Days of its receipt of such Registration Request.

     (c) Notwithstanding any statement or implication to the contrary in Exhibit "A", neither Holder, Cherry nor counsel for either shall have any right to approve the S-3 or any portion thereof other than any portion thereof describing Parsec, the Merger, the Reorganization Agreement, the Merger Shares, the Holder, Cherry or this Agreement.

3. Modification of Section 3(p). The legend contemplated by Section 3(p) of Exhibit "A" shall refer to this Agreement.

4. Conflicts. In the event there is a conflict between any provision of Exhibit "A" and any provision of Section
1.7 of the Reorganization Agreement or other provision of this Agreement, such provision in Section 1.7 or such other provision of this Agreement shall govern.

5. No Effect on Other Registration Agreements. Neither this Agreement nor any of its provisions is intended to affect, change or amend, and does not affect, change or amend, any of the rights or obligations of the parties under the Redwood Registration Agreement or the Comdisco Registration Agreement. Cherry is not deemed to be a party to, or to have any rights under, the Redwood Registration Agreement or the Comdisco Registration Agreement, and no party under either of those Agreements, other than Cadence, is deemed to be a party to, or have any rights under, this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

CADENCE DESIGN SYSTEMS, INC.                      HOLDER

By:  /s/James Given                           /s/James Cherry
                                              James Cherry
Its:  Vice President and Corporate Counsel

                         EXHIBIT 4.07

                  Letter Agreement between the
                Registrant and Comdisco Systems,
                Inc. dated as of February 15, 1995

February 15, 1995

Comdisco Systems, Inc.
6111 North River Road
Rosemont, IL  60018
Attn:  Mr. Richard A. Finocchi

Re:  Purchase of Warrant for 1,000,000 Shares

Dear Rick:

     By the provisions of this letter, Cadence agrees to purchase that portion of the original warrant representing the right to acquire 1,000,000 shares of restricted Cadence common stock, which warrant was issued to Comdisco Systems, Inc. ("Comdisco") in connection with the Sale of Certain Assets Agreement dated June 11, 1993 (the "Asset Agreement"), in consideration of the sum of twelve and one/eighth dollars per share represented, or $12,125,000 even (twelve million one hundred twenty-five thousand dollars even). Upon delivery of the endorsed original warrant, these funds will be wired to Comdisco's account per instruction and Cadence will forward a new warrant certificate in favor of Comdisco Systems, Inc. representing the right to purchase the remaining 300,000 shares of restricted Cadence common stock
(the "New Warrant") by overnight delivery. The sale will close on February 16, 1995. There are no brokerage commissions or similar charges due in connection with this transaction.

     Comdisco warrants that the original warrant is free from all liens and encumbrances of any sort and that Comdisco has the authority to enter into this transaction.

     Cadence warrants that Cadence has the authority to enter into this transaction and that Cadence is acquiring the warrant for its own account and not for further distribution.

     Both parties acknowledge that each is sophisticated and capable of representing its own interests and that each has relied solely on independently developed information rather than the representations of the other in reaching this agreement. Comdisco acknowledges the availability of all relevant Cadence financial information in connection with this investment decision, and Cadence acknowledges the risks associated with unregistered securities.

    In light of the foregoing, Cadence will not be obligated to register the 1,000,000 common shares represented by the original warrant pursuant to the Asset Agreement; however, the remaining 300,000 common shares represented by the New Warrant and the New Warrant itself will remain subject to the Asset Agreement, including the registration provisions of Section 7 thereof, except as follows:

     (1) Wherever, the Warrant or Warrant Shares are referred to in the Asset Agreement, rights to purchase will be limited to 300,000 rather than 1,300,000; and

     (2) For purposes of Section 7, the Registered Shares or Shares will include the New Warrant, except for the "piggyback" registration provisions of Section 7.4 or where otherwise inapplicable.

    If the foregoing is acceptable, please sign this letter and return fax a copy to my attention. Thank You.

Sincerely,                           AGREED:
/s/Douglas McCutcheon
Douglas McCutcheon                   By: /s/Richard S. Finocchi
Vice-President, Corporate Finance    Its:_______________________

                            EXHIBIT 4.08

                     Form of Warrant to Purchase
                   Registrant's Common Stock Issued
                     to Comdisco Systems, Inc.

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE BEEN
ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR
TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION
THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS
CERTIFICATE TO THE SECRETARY OF THE CORPORATION.

                      WARRANT TO PURCHASE 300,000
                       SHARES OF COMMON STOCK OF
                      CADENCE DESIGN SYSTEMS, INC.



     This certifies that COMDISCO SYSTEMS, INC. or assigns (the "Holder"), for value received, is entitled to purchase from CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the "Company"), 300,000 fully paid and nonassessable shares of the Company's Common Stock (subject to the provisions of Section l(c)) for cash at a price of $14.50 per share (the "Stock Purchase Price") at any time or from time to time up to and including 5:00 p.m. (Pacific time) on June 10, 2003 (the "Expiration Date"), upon surrender to the
Company at its principal office at 555 River Oaks Parkway, San Jose, California 95134 (or at such other location as the Company may advise Holder in writing) of this Warrant properly endorsed with the Form of Subscription attached hereto duly filled in and signed and upon payment in cash or by check of the aggregate
Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant. This Warrant shall constitute the "Warrant," as such term is defined in the Agreement for Purchase and Sale of Assets among the Holder, Comdisco
Systems, Inc. and the Company dated June ll, 1993.

This Warrant is subject to the following terms and conditions:

     1. Exercise: Issuance of Certificates: Payment for
Shares.

     (a) Subject to Section l(c) below, this Warrant is exercisable at the option of the Holder of record hereof, at any time or from time to time, up to the Expiration Date for all and any part of the shares of Common Stock (but not for a fraction of a share and not in increments of less than 50,000 shares at each exercise) which may be purchased hereunder. The
Company agrees that the shares of Common Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares. Certificates for the shares of Common Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company's expense within a reasonable time after the rights represented by this Warrant have been so exercised. In case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and promptly deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Holder hereof within a reasonable time. Each stock certificate so delivered shall be in such denominations of Common Stock as may be requested by the Holder hereof and shall be registered in the name of such Holder or such other name as shall be designated by such Holder subject to the restrictions upon transfer provided below.

     (b) This Warrant may be exercised by the payment to the Company, by cash or check of an amount equal to the aggregate
Stock Purchase price of the shares being purchased.
In lieu of exercising this Warrant for cash or check, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or a portion thereof being canceled, except not in increments of less than 50,000 shares at each exercise) by surrender of this Warrant at the principal offices of the Company together with the notice of such election, in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

               X =  Y (A-B)
                    --------
                      A

Where:              X = the number of shares of Common Stock
                        to be issued to the Holder.

                    Y = the number of shares of Common Stock to
                        which the exercise of this Warrant
                        applies (upon such exercise, the number of shares subject to further exercise under this Warrant shall be reduced by this number).

                    A = the market price of one share of Common
                        Stock

                    B = the Stock Purchase Price.

For purposes of this Section 1(b), the market price of the Common Stock shall mean:

          ( 1 )     The average of the closing sale prices
of the Company's Common Stock as quoted on the New York Stock Exchange
(or the closing price quoted on any exchange on which the Common Stock may be listed at the time of exercise of this Warrant or the closing price as reported by the NASDAQ National Market System at that time) as published in the Western Edition of The Wall Street Journal for the ten trading days prior to the date of determination of the market value; or

          (2) If the Common Stock is not traded over-the-counter or an on exchange at the time of exercise, the fair market value of the Common Stock per share shall be determined by the Company's Board of Directors in good faith. In the event the Holder disagrees with the Board's determination, the Holder shall so notify the Company of its disagreement within five business days from receipt of notice of the Board's determination, and the dispute shall be submitted to binding arbitration in Santa Clara County in accordance with the rules of the American Arbitration Association.

     (c) Notwithstanding any provision herein to the contrary, prior to September 11, 1993, the maximum number of shares issuable upon exercise of this Warrant shall not exceed a number which, when taken together with all other shares of Common Stock "beneficially owned" by the Holder (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), would constitute greater than five percent (5%) of the outstanding shares of Common Stock (as reported in the most recent quarterly or annual report of the Company filed with the Securities and Exchange
Commission); provided, that the foregoing limitation (i) shall terminate on the date of any notice described in
Section 3.4 hereof, and (ii) shall not be deemed to affect in any respect any adjustment required by Section 3 hereof.

     2.   Shares to be Fully Paid; Reservation of Shares.
The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued
Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the stock may be listed. The Company will not take any action which would result in any adjustment of the Stock Purchase Price (as described in Section 3 hereof) if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company's Certificate of Incorporation.

     3.   Adjustment of Stock Purchase Price and Number of
Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

          3.1 Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

3.2  Dividends In Common Stock. Other Stock Property.
Reclassification. If at any time or from time to time the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment thereof,

          (A) any shares of the Company's Common Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common
Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution;

          (B) any cash paid or payable otherwise than as a regular periodic cash dividend at a rate which is substantially consistent with past practice (or, in the case of an initial dividend, at a rate which is substantially consistent with industry practice); or

          (C) any Common Stock or other or additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement;

(other than shares of Common Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 3.1 above and other than a transaction provided for in Section 3.3 below), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration thereof, the amount of stock and other securities and property (including cash in the cases referred to in clauses (B) and (C) above) which such Holder would hold on the date of such exercise had he or it been the Holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

     3.3  Reorganization, Reclassification, Consolidation,
Merger or Sale.    If any capital reorganization of the
capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In any such case, appropriate provision shall be made with respect to the right and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be practical, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.

          3.4       Other Notices. If at any time:

               (1)  the Company shall declare any cash
dividend upon its Common Stock;

               (2) the Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock;

               (3) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

               (4) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or any other business combination, in which capital stock representing more than fifty percent (50%) of the outstanding voting power of the Company shall be transferred;

               (5) there shall be any sale of all or substantially all of the Company's assets to another corporation;

               (6) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

               (7) the Company shall take or propose to take any other action, notice of which is actually provided to or is required to be provided, pursuant to any written agreement, to holders of Common Stock, then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to the Holder of this Warrant at the address of such Holder as shown on the books of the Company, (a) at least 10 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividends, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least 10 days prior written notice of the date when the same shall take place. Any notice given in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be.

          3.5  Certain Events.   If any change in the outstanding
Common Stock of the Company or any other event occurs as to which the other provisions of this Section 3 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Stock
Purchase Price and/or the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of the Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as he or it would have owned had the Warrant been exercised prior to the event and had he or it continued to hold such shares until after the event requiring adjustment.

    4.    Issue Tax.   The issuance of certificates for shares
of Common Stock upon the exercise of the Warrant shall be made without charge to the Holder of the Warrant for any issue tax in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being transferred.

    5.   Closing of Books.   The Company will at no time close
its transfer books against the transfer of any Warrant or of any shares of Common Stock issued or issuable upon the exercise of any Warrant in any manner which interferes with the timely exercise of this Warrant.

    6.   Registration Rights.   For purposes of Section 7 of the
Agreement for Purchase and Sale of Assets among the Holder, Comdisco Systems, Inc. and the Company dated June 11, 1993 regarding registration rights, such Section 7 shall apply fully to the shares of Common Stock issued or issuable upon exercise of this Warrant and to this Warrant as set forth in the Letter Agreement dated February 15, 1995.

    7.   Listing of Common Stock.      The Company hereby agrees
that it will take all appropriate actions to ensure that the Common Stock issued or issuable upon exercise of this Warrant will be listed (or approved for listing or notice of issuance as applicable) on the New York Stock Exchange, or on such other exchange or system upon which the Company's securities may be traded or quoted at the time of exercise of this Warrant.

    8.   Restrictions on Transferability of Securities:
Compliance With Securities Act.

          8.1 Restrictions on Transferability. The Warrant and the Common Stock shall not be transferable except upon the conditions specified herein and in the Agreement for Purchase and Sale of Assets dated June 11, 1993 among
Comdisco Systems, Inc., Comdisco, Inc. and Cadence Design
Systems, Inc., which conditions are intended, among other things, to insure compliance with the provisions of the Securities Act of 1933, as amended. Each Holder of this Warrant or the Common Stock issuable hereunder will cause any proposed transferee of the Warrant or Common Stock to agree to take and hold such securities subject to the provisions and upon the conditions specified herein.

          8.2  Restrictive Legend.   Each certificate representing
this Warrant will have the legend set forth on the first page hereof.

          8.3  Restrictions on Transfer.   The Holder of this Warrant
and each person to whom this Warrant is subsequently transferred represents and warrants to the Company (by acceptance of such transfer) that it will not transfer the Warrant (or securities issuable upon exercise hereof) unless in compliance with the legend set forth on the first page hereof. In addition, on or before June 10, 1996, this Warrant may be assigned only in whole and not in part, and thereafter, this Warrant may be assigned in whole or in part, except that no partial assignment may be made of the right to purchase fewer than 100,000 shares of Common Stock.

     9.   Warrants Transferable.   Subject to the provisions
of Section 8, this Warrant and all rights hereunder are transferable, without charge to the Holder hereof (except for transfer taxes), upon surrender of this Warrant to the Company properly endorsed.

    10. Rights and Obligations Survive Exercise of Warrant. The rights and obligations of the Company, of the Holder of this Warrant and of the Holder of shares of Common Stock issued upon exercise of this Warrant, contained in Sections 7, 8 and 9 shall survive the exercise of this Warrant.

    11.  Modification and Waiver.   This Warrant and any
provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

    12. Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered or shall be sent by first class mail postage prepaid, to each such Holder at its address as shown on the books of the Company or to the Company at the address indicated on the first paragraph of this Warrant.

    13. Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets. All of the obligations of the Company relating to the Common Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the Holder hereof.

    14.  Descriptive Headings and Governing Law.   The
descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California, without giving effect to the conflict of laws principles thereof.

    15. Lost Warrants or Stock Certificates. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

    16. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase.


IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this 16th day of February, 1995.


                         CADENCE DESIGN SYSTEMS, INC.



                         By:     /s/H.Raymond Bingham
                         Name: H. Raymond Bingham
                         Title: Executive Vice President,
                                Chief Financial Officer
                                 and Secretary

                           FORM OF SUBSCRIPTION
                   (To be signed only upon exercise of
                      Warrant)


To: _____________________


The undersigned, the Holder of the within Warrant, hereby
irrevocably elects to exercise the purchase right
represented by such Warrant for, and to purchase thereunder,
(1)________________________(__________) shares of Common Stock of Cadence Design Systems, Inc. and herewith makes payment
of   _________________________  Dollars ($     ) thereof, and requests
that the certificates for such shares be issued in the name of, and delivered to _____________________________________________________,
whose address is ________________________________________________
_____________________________.



The undersigned represents that it is acquiring such Common
Stock for its own account for investment and not with a view to or for sale in connection with any distribution thereof
(subject, however, to any requirement of law that the disposition thereof shall at all times be within its control).

DATED:



                         -----------------------------------
                         (Signature must conform in all
                          respects to name of Holder as specified on
                         the face of the Warrant)



                         ---------------------------------------
                         --------------------------------------
                         (Address)



______________________
(1)

Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Common Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be delivered upon exercise.

                         ASSIGNMENT



     FOR VALUE RECEIVED, the undersigned, the Holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock covered thereby set forth herein below, unto:

Name of Assignee             Address           No. of Shares
-----------------           ----------         -------------




                              DATED: __________________



                              ________________________________
                              (Signature must conform in all
                              respects to name of
                              Holder as specified on the
                              face of the Warrant)

                              EXHIBIT 5.01

                      Opinion of Fenwick & West

                                                March 13, 1995

Cadence Design Systems, Inc.
555 River Oaks Parkway
San Jose, California 95134

             Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 filed by you with the Securities and Exchange Commission ("SEC") on May 27, 1994, as amended by Amendment
No. 1 thereto filed by you with the SEC on October 18, 1994 and Amendment No. 2 thereto to be filed by you with the SEC on or about March 14, 1995 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 1,302,990 shares of your Common
Stock (the "Stock"), 500,000 shares (the "Comdisco Shares") of which are issued, outstanding and held by Comdisco
Systems, Inc. ("Comdisco Systems"), 300,000 shares (the
"Warrant Shares") of which are issuable upon the exercise of warrants held by Comdisco Systems (the "Comdisco Warrants"), 419,340 shares of which are issued, outstanding and held by (or on behalf of, pursuant to an escrow agreement) the former shareholders of Redwood Design Automation, Inc. (the "Redwood Shares") and 83,650 shares of which are issued, outstanding and held by James Cherry (the "Parsec Shares").

     As your counsel, we have examined the proceedings taken by you in connection with the issuance of the Comdisco Shares, the Redwood Shares, the Parsec Shares and the Comdisco Warrants. It is our opinion that the Comdisco Shares, the Comdisco Warrants, the Redwood Shares and the Parsec Shares are legally issued, fully paid and nonassessable and that the Warrant Shares, when issued and sold in accordance with the terms of the Comdisco Warrants, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto which have been approved by us.

Very truly yours,

/s/Fenwick & West
FENWICK & WEST

                            EXHIBIT 23.01

                      Consent of Arthur Andersen LLP

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 26, 1994 (except for the matters discussed in Note 2, as to which the date is January 20, 1995) included in Cadence Design Systems, Inc.'s Form 10-K/A for the year ended December 31, 1993 and to all references to our firm included in this registration statement.

                                ARTHUR ANDERSEN LLP

San Jose, California
March 9, 1995

                                EXHIBIT 23.02

                       Consent of Deloitte & Touche LLP

                         CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 33-53875 of
Cadence Design Systems, Inc. on Form S-3 of our reports dated January 27, 1992 and March 9, 1995 (relating to the consolidated financial statements and related financial statement schedules of Valid Logic Systems Incorporated, not presented separately herein) appearing in Amendment No. 1 to the Annual Report on Form 10-K/A of Cadence Design Systems, Inc. for the year ended December 31, 1993 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
San Jose, California
March 9, 1995